Exhibit 99.1

DEBORA PLUNKETT JOINS JCPENNEY BOARD OF DIRECTORS

Colleen Barrett to Retire from the Board in May

PLANO, Texas - (March 2, 2017) - J. C. Penney Company, Inc. (NYSE:JCP) today announced the election of Debora Plunkett, former senior advisor to the director of the U.S. National Security Agency (NSA), to its board of directors. Possessing extensive experience in cybersecurity, information assurance and innovation in information security, Plunkett has a deep understanding of the data-driven and interconnected world of today.

“Debora has a strong background in information management and technology, and has been trusted by some of the nation’s top leaders to deliver robust security solutions and policies for the U.S. government,” said Marvin R. Ellison, chairman and CEO of JCPenney. “Her distinguished background brings tremendous value to our board as JCPenney continues on a path to becoming a world-class omnichannel retailer.”

Most recently, Plunkett has served as a professor at University of Maryland University College teaching graduate-level cybersecurity courses. She also provides consultation on cybersecurity, information assurance and management topics at her firm, Plunkett Associates LLC. Prior to these positions, she served as senior advisor to the director of the NSA, leading efforts to develop and deliver solutions to improve diversity, inclusion and equality for a highly technical workforce. Prior to that, Plunkett served as director and deputy director of information assurance for the NSA, managing the agency’s information assurance and cyber defense mission, and also held a variety of executive leadership, supervisory and analytical roles for the NSA. She also served as director for the Office of Transnational Threats at the National Security Council of The White House. Plunkett currently serves as a strategic advisory board member for the International Consortium for Minority Cybersecurity Professionals and an advisory board member for CyberMaryland.

Plunkett has a B.S. degree in natural science from Towson University, a Master of Science in business from Johns Hopkins University, a Master of Science in national security strategy from National War College and an M.B.A. from Johns Hopkins University.

The Company also announced that Colleen Barrett, President Emeritus of Southwest Airlines Co., will retire from the Board at the end of her term, which concludes on May 19, 2017, at the Company’s Annual Meeting of Stockholders. Barrett joined the JCPenney board in 2004, and currently chairs the corporate governance committee.

“Colleen is a trusted member of our board, and her legacy of building award-winning customer service at Southwest Airlines has benefitted JCPenney for over 13 years,” said Ellison. “Not only has Colleen been a respected member of the Board, her enthusiasm and passion for JCPenney was instrumental in sparking the Warrior Spirit among JCPenney associates in recent years, leading to a strong resurgence in our Company culture. We thank her for her service, and wish her well in future endeavors.”

Media Relations:
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Investor Relations:
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About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

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